PILLOWTEX
CORPORATION


News Release

FOR IMMEDIATE RELEASE

Contact:  Jeffrey D. Cordes
President and COO
214/333-3225 ext. 202



     April 9, 1998 -- Pillowtex Corporation (NYSE:PTX) (www.pillowtex.com) announced today that it has resolved the litigation brought against it by Louisville Bedding Company. The settlement will enable Pillowtex to continue to manufacture and sell its existing Adjust-A-Fit mattress pad product line without further claims by Louisville.

     Pillowtex presently anticipates that after giving effect to a non-recurring charge to be taken in connection with the settlement, its net earnings per share for the first fiscal quarter of 1998 will meet or exceed current analysts' consensus estimate of $.28 per share.

     Pillowtex Corporation, with annualized sales in excess of $1.6 billion, markets and manufactures home textile furnishings for the bedroom and bathroom. The company operates a network of manufacturing, purchasing and distribution facilities in the U.S. and Canada with approximately 14,000 employees.

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     This press release contains certain forward-looking statements.  Such statements are based upon the beliefs and assumptions of, and on information available to, Pillowtex's management. Because such forward-looking statements are subject to various risks and uncertainties, results may differ materially from those expressed in or implied by such statements. Many of the factors that will determine these results are beyond Pillowtex's ability to control or predict. Factors which could affect the company's future results and could cause results to differ materially from those expressed in or implied by such forward-looking statements are discussed under the caption "Cautionary Statement Regarding Forward-Looking Statements" in Pillowtex's annual report on Form 10-K for its fiscal year ended January 3, 1998 and under the caption "Risk Factors" in each of the Joint Proxy Statement/Prospectus forming a part of Pillowtex's Registration Statement on Form S-4 (No. 333-36663) and the Prospectus forming a part of its Registration Statement on Form S-4 (No. 333-46209).